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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

100 Phoenix Drive

Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2005

To the Shareholders of

BORDERS GROUP, INC.:

The Annual Meeting of Shareholders of Borders Group, Inc., a Michigan corporation (the “Company”) will be held at 11:30 a.m. local time on Thursday, May 19, 2005 at The Ritz-Carlton Fairlane Plaza, 300 Towncenter Drive, Dearborn, MI 48126 for the following purposes:

1.	To elect seven Directors of the Company, each to serve until the 2006 Annual Meeting of Shareholders or until a successor is elected and qualified,

2.	To re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan,

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005, and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 22, 2005 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

By Order of the Board of Directors,

THOMAS D. CARNEY
Secretary

Ann Arbor, Michigan

April 18, 2005

YOUR VOTE IS IMPORTANT

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.

BORDERS GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 19, 2005

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Borders Group, Inc., a Michigan corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at 11:30 a.m. local time on Thursday, May 19, 2005 at The Ritz-Carlton Fairlane Plaza, 300 Towncenter Drive, Dearborn, MI 48126 and at any and all adjournments or postponements thereof. At the Annual Meeting, the shareholders of the Company are being asked to consider and vote upon (i) the election of seven Directors, each to serve until the 2006 Annual Meeting of Shareholders or until a successor is elected and qualified, (ii) a proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan, and (iii) a proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders of the Company on or about April 18, 2005.

VOTING RIGHTS AND PROCEDURES

General Voting Information

Only holders of record of the Company’s common stock (“Common Stock”) at the close of business on March 22, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 72,994,379 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting.

The election of the seven Directors will require the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy at the Annual Meeting. All abstentions and broker non-votes will be disregarded in tabulating the vote on the election of Directors.

The adoption of the proposals to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan and to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005 will require the affirmative vote of a majority of the votes cast on these proposals by the holders of Common Stock who are present in person or represented by proxy and entitled to vote at the Annual Meeting. All abstentions and broker non-votes will be disregarded in tabulating the vote on these proposals.

Under applicable Michigan law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with the Company’s transfer agent are considered, with respect to those shares, to be the shareholder of record. The Company is sending these proxy materials directly to shareholders of record. Shareholders of record have the right to submit a proxy directly to the Company or to vote in person at the Annual Meeting.

Shareholders whose shares are held in a brokerage account, through an employee benefit plan or by another nominee, are considered the beneficial owners of shares held in “street name.” The proxy materials for these shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee or nominee as to how to vote and also are invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, he or she may not vote these shares in person at the Annual Meeting without a proxy from the broker, trustee or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee or nominee of each beneficial owner has enclosed or provided voting instructions for use in directing the broker, trustee or nominee how to vote these shares.

Methods for Submitting Proxies or Voting Instructions

The following methods are available to vote by proxy or to submit voting instructions to brokers, trustees or nominees:

By Mail — Record holders may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

By Internet — Record holders with Internet access may submit proxies by following the Internet voting instructions on their proxy cards. Most beneficial owners may vote by accessing the Web site specified on the voting instruction cards provided by their brokers, trustee or nominees.

By Telephone — Record holders may submit proxies by following the telephone voting instructions on their proxy cards. Most beneficial owners may vote by telephone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees.

Revocation of Proxies or Voting Instructions

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee or nominee, or, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, by attending the meeting and voting in person.

Voting of Proxies

Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them FOR the election of the Board of Directors’ nominees as Directors, FOR the proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting. Should any other matter requiring a vote of shareholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. For information with respect to advance notice requirements applicable to shareholders who wish to propose any matter for consideration or nominate any person for election as a Director at the 2006 Annual Meeting, see “Proposals of Shareholders.”

Other Information

The Company is making this solicitation. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

The principal executive offices of the Company are located at 100 Phoenix Drive, Ann Arbor, Michigan, 48108, and its telephone number is (734) 477-1100.

PROPOSAL 1

ELECTION OF DIRECTORS

Seven Directors will be elected at the Annual Meeting to serve until the 2006 Annual Meeting of Shareholders or until a successor is elected and qualified. Each of the nominees of the Company has committed to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, is and will be able to serve if so elected. In the event that any of the nominees listed below should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of any nominee unable to serve.

The Board of Directors recommends that shareholders vote “FOR” the Company’s nominees as Directors.

Set forth below is a brief biography of each of the Company’s nominees for election as a Director.

Joel J. Cohen, age 67. Mr. Cohen has served as Chairman and co-Chief Executive Officer of Sagent Advisors, Inc., a financial advisory firm, since September 2003. Mr. Cohen served as the non-executive Chairman of the Board of The Chubb Corporation, a major property and casualty insurance holding company, from December 2002 until December 2003 and currently serves as lead director of that company. Mr. Cohen was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), a leading investment and merchant bank that was acquired by Credit Suisse First Boston, until November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of Davis Polk and Wardwell, attorneys. Mr. Cohen became a director of the Company on March 30, 2001, and also serves as a director of Maersk, Inc., an owner and operator of container ships involved in worldwide trade.

Gregory P. Josefowicz, age 52. Mr. Josefowicz has served as President, Chief Executive Officer and as a director of the Company since November 1999, and as Chairman of the Board since January 2002. Mr. Josefowicz also serves as a director of Ryerson Tull, Inc., a distributor and processor of metals, Spartan Stores, Inc. (until its 2005 annual meeting of shareholders scheduled for August 2005), a food retailer, and Petsmart, Inc., a provider of products, services and solutions for the lifetime needs of pets.

Amy B. Lane, age 52. Ms. Lane was Managing Director, Investment Banking Group, of Merrill Lynch from 1997 until her retirement in February 2002. From 1989 through 1996, Ms. Lane served as a Managing Director, Corporate Finance, of Salomon Brothers in New York. Ms. Lane served as a director of the Company from August 1995 until March 1999, and was again elected a director in October 2001. Ms. Lane also serves as a director of Federal Realty Investment Trust, a real estate investment trust, and MFS Funds, a mutual fund group.

Victor L. Lund, age 57. Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a nursing home operator, from May 2002 until December 2004. Mr. Lund was Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from June 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from August 1992 until June 1999. He was President of American Stores Company from August 1992 until June 1995. Mr. Lund has served as a director of the Company since July 1997, and also serves as a director of Mariner Health Care, Inc., Service Corporation International, a provider of funeral, cremation and cemetery services, NCR Corporation, a global technology company providing ATMs, retail systems, data warehouses and IT services, and Del Monte Foods Company, a food producer, distributor and marketer.

Dr. Edna Greene Medford, age 53. Dr. Greene Medford is an Associate Professor of History and Director of the Graduate Program in History at Howard University. She has served as a director of the Company since September 1998.

Lawrence I. Pollock, age 57. Mr. Pollock has served as President of Lucky Stars Investments Limited Company, an investment firm, since October 2004. Mr. Pollock served as President of Cole National Corporation, which operates retail vision and gift stores, from January 2000 and as Chief Executive Officer from June 2003 until the company was sold to Luxottica Group SpA in October 2004. From September 1998 until June 1999, Mr. Pollock served as President and Chief Executive Officer of HomePlace, Inc., a chain of home furnishings and housewares superstores, which he joined in January 1997 as Executive Vice President and Chief Operating Officer. From 1994 until 1996, he served as the President, Chief Operating Officer and a director of Zale Corporation, a jewelry retailer. He has served as a director of the Company since August 1995.

Beth M. Pritchard, age 58. Ms. Pritchard has served as Chief Executive Officer and President of Organized Living, Inc., which provides storage and organization solutions for the home and office, since January 2004. Ms. Pritchard was President and Chief Executive Officer of Bath & Body Works, and Chief Executive Officer of The White Barn Candle Company, divisions of Limited Brands, Inc., from 1993 until January 2003. She has served as a director of the Company since March 2000, and also serves as a director of Albertson’s, Inc., a food retailer, Organized Living, Inc., and Ecolab Inc., a global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, institutional and industrial markets.

Independent Directors

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Josefowicz, are independent. In making the determination that a director is independent, the Board determines that the individual: (i) satisfies the requirements for independence adopted by the New York Stock Exchange, (ii) if an audit committee member, satisfies the independence requirements for Audit Committees under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, and (iii) does not have any relationship to the Company that would require disclosure in the Company’s Proxy Statement under Item 404 of Regulation S-K of the Securities and Exchange Commission.

Board of Directors Meetings and Committees

During the fiscal year ended January 23, 2005, the Board of Directors held five meetings. The Board of Directors has also established standing Audit, Compensation and Nominating and Corporate Governance Committees. The membership and functions of the committees of the Board of Directors are as follows:

The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm for the Company, including the resolution of any disagreements between the Company and the auditors regarding financial reporting. The Committee also reviews and makes recommendations regarding the annual audit of the Company’s financial statements and the Company’s internal controls, accounting practices and policies. The Audit Committee held four meetings during the fiscal year ended January 23, 2005. In addition, the Committee reviewed and telephonically discussed with management each of the Company’s earnings releases, as well as its quarterly and annual reports to the Securities and Exchange Commission.

The current members of the Audit Committee are Mr. Lund, Mr. Pollock and Ms. Lane. The Board of Directors has determined that each of the members of the Audit Committee is independent, that all of the members of the Audit Committee meet the requirement of the New York Stock Exchange rules that each member be financially literate, and that Mr. Lund and Ms. Lane meet the requirement of the New York Stock Exchange rules that at least one member of the Audit Committee have accounting or related financial management expertise. The Board of Directors has further determined that Mr. Lund and Ms. Lane are “audit committee financial experts” within the meaning of the rules promulgated by the Securities and Exchange Commission.

The Compensation Committee was established for the purpose of reviewing and approving the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company’s employee benefit plans. Four meetings of the Compensation Committee were held during the fiscal year ended January 23, 2005. The current members of the Compensation Committee are Mr. Cohen, Dr. Greene Medford and Ms. Pritchard, all of whom are independent.

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board and Committees of the Board. The Committee also makes recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing the Corporate Governance Guidelines that have been adopted by the Board. The Nominating and Corporate Governance Committee met four times during the fiscal year ended January 23, 2005. The current members of the Nominating and Corporate Governance Committee are Mr. Cohen, Ms. Lane, Mr. Lund and Mr. Pollock, all of whom are independent.

Each director attended at least 75% of the meetings of the Board and the Committees on which he or she served during the fiscal year ended January 23, 2005.

Corporate Governance

The Board of Directors has adopted written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters, as well as the Company’s Corporate Governance Guidelines and its Policies with Respect to Poison Pills and Executive Severance Payments, are available on the Company’s Web site at http://www.bordersgroupinc.com.

The Company has adopted a Business Conduct Policy and a Code of Ethics Relating to Financial Reporting that apply to the principal executive, financial and accounting officers of the Company, among others. These documents are available on the Company’s Web site at the Internet address set forth above. The Company will disclose on its Web site any amendments to the Business Conduct Policy or the Code of Ethics Relating to Financial Reporting and any waiver of such policies applicable to any executive officer.

Printed copies of any of the documents available on the Company’s Web site will be provided to any shareholder without charge upon written request to Anne Roman, Investor Relations, Borders Group, Inc., 100 Phoenix Drive, Ann Arbor, Michigan 48108-2202.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee nor any former member during fiscal 2004 is a former officer or employee of the Company or its subsidiaries or has any relationship with the Company requiring disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to related party transactions.

Meetings of Non-Management Directors

The non-management directors of the Company meet in executive session on a regular basis. Ms. Lane has been designated to preside over such meetings.

Compensation of Directors

For service as a director, each director who was not an employee of the Company receives, on an annual basis, cash in the amount of $40,000 and a number of restricted shares determined by dividing $40,000 by the fair market value of a share of the Company’s stock on the date of grant. Each committee chairperson, other than the Chairman of the Audit Committee, receives an additional $5,000. The additional payment to the Chairman of the Audit Committee is $10,000. Ms. Lane, as presiding director, received an additional payment of $40,000 for 2004 and will receive an additional payment of $30,000 for 2005.

George R. Mrkonic, who served as a director until December 31, 2004, continues to serve as a director of Paperchase Products Ltd., a U.K. subsidiary of the Company. As a director of Paperchase and for certain consulting services provided for the Company, Mr. Mrkonic is compensated at the rate of $100,000 per year, one-half of which is paid in the form of restricted shares of the Company, and he will be entitled to annual incentive payments of up to such amount based upon the performance of Paperchase.

Non-employee directors’ fees may be deferred at the election of the director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% beneficial owners to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 23, 2005 and written representations that no other reports were required, all officers and directors of the Company complied with the Section 16(a) filing requirements.

Nomination of Directors

In recommending nominees to serve as directors of the Company, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering individuals to serve as directors, the Committee will apply the same criteria to candidates recommended by shareholders as it applies to other candidates. The criteria to be used by the Committee in considering candidates to serve as directors are provided for in the Charter of the Committee and include: (i) a review of the background and skills of the candidate, with the objective of having a Board of Directors comprised of outstanding individuals with diverse backgrounds and expertise; (ii) a review of the other directorships and commitments of the individual to make certain that he or she will have adequate time to devote to the affairs of the Company; and (iii) a consideration by the Committee of the importance of having at least one independent director with significant experience and expertise in retailing and at least one independent director with significant experience and expertise in finance.

Any shareholder who desires to recommend to the Nominating and Corporate Governance Committee a candidate to serve as a director of the Company should adhere to the procedures described under “Shareholder Communications with the Board of Directors” in this Proxy Statement. If the shareholder desires to have such candidate considered by the Committee for inclusion on the Company’s proxy card for the 2006 Annual Meeting, background information with respect to the candidate should be submitted to the Board prior to December 31, 2005.

Shareholder Communications with the Board of Directors

The Board of Directors of the Company established procedures for shareholders to communicate with the Board as a whole, with the non-management directors as a group or with individual Board members. Communications to the Board as a whole should be addressed as follows: “Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to the presiding director or to the non-management directors as a group should be addressed as follows: “Presiding Director of the Board of Directors of Borders Group, Inc., c/o Corporate Secretary.” Communications to an individual Board member should be addressed to the individual Board member, c/o Corporate Secretary. The Secretary of the Company will review the correspondence and, subject to the following sentence, will forward it to the Board member or members to whom it was addressed. The correspondence will not be forwarded if the non-management directors instruct the Secretary not to forward correspondence covering the applicable subject matter. Correspondence that is not forwarded pursuant to the instructions of the non-management directors will be made available to any non-management director who wishes to review it. All correspondence should be mailed to the Company’s principal office at 100 Phoenix Drive, Ann Arbor, MI 48108. Communications from employees or agents of the Company will not be treated as communications from our shareholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement or intended to be brought before shareholders meeting in compliance with the Company’s bylaws are subject to specific notice and other requirements referred to under “Proposals of Shareholders” on page 17 and in applicable SEC rules and the Company’s bylaws. The communications process for shareholders described above does not modify or relieve any requirements for shareholder proposals intended to be presented at a meeting of shareholders.

Board Attendance at the Annual Meeting

The Company encourages Board members to attend the Annual Meeting of Shareholders, and schedules a Board meeting on the same day as the Annual Meeting to facilitate such attendance. All of the directors attended the 2004 Annual Meeting.

EXECUTIVE COMPENSATION

General

The following summary compensation table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid for the 2004, 2003 and 2002 fiscal years to the named executive officers of the Company.

Summary Compensation Table

					Long Term
					Compensation
						Securities
				Other Annual	Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock	Options	Compensation(2)

Gregory P. Josefowicz	2004	$710,000	$298,733	$38,409	—	—	$158,755
Chairman, President	2003	$710,000	$568,000	$37,274	—	—	$161,598
and Chief Executive Officer	2002	$709,346	$319,500	$23,961	—	50,000	$169,116
Michael G. Spinozzi	2004	$285,750	$75,168	$9,664	—	—	$6,288
Executive Vice President,	2003	$275,000	$127,500	$6,374	—	—	$6,353
Chief Marketing Officer	2002	$275,000	$89,375	$4,467	—	35,000	$6,338
Edward W. Wilhelm	2004	$303,942	$80,910	$26,970	—	—	$5,565
Senior Vice President,	2003	$275,000	$147,500	$7,372	—	—	$5,404
Chief Financial Officer	2002	$275,000	$89,375	$4,467	—	35,000	$5,300
Vincent E. Altruda	2004	$299,817	$133,897	$17,853	—	25,000	$5,728
President,	2003	$251,167	$188,375	$9,417	—	—	$4,742
Borders Stores Worldwide	2002	$251,026	$45,000	$2,248	—	25,000	$4,607
Cedric J. Vanzura	2004	$303,942	$40,455	$13,485	—	—	$6,119
President,	2003	$243,269	$206,250	$10,311	—	50,000	$20,839
Waldenbooks Specialty Retail and Information Technology	2002	—	—	—	—	—	—

(1)	These amounts reflect the discount received by each named executive officer in connection with the purchase of restricted Common Shares under the 2004 Long-Term Incentive Plan or a predecessor plan with a portion of the bonus earned for the applicable fiscal year.

(2)	“All Other Compensation” consists of employer contributions credited under the Borders Group Savings and Non-Qualified Deferred Compensation Plans, the taxable portion of Company provided life insurance and the value of company paid financial planning services. The amounts shown for Mr. Josefowicz also include payments of $120,689 for each of fiscal 2004 and 2003 and $161,220 for fiscal 2002 made pursuant to the agreement relating to his continued ownership of 90,000 shares of the Company stock described under the caption “Employment and Severance Agreements” on page 9.

The following table sets forth information regarding stock options granted to the named executive officers of the Company during fiscal 2004.

Option Grants in Fiscal Year 2004

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Appreciation for Option
	Options	Employees in	Exercise	Expiration	Term(1)
Name	Granted	Fiscal Year	Price	Date	5%	10%

Vincent E. Altruda	25,000	36.1%	23.77	3/17/2014	$373,721	$947,081

(1)	Represents hypothetical realizable value of the options granted at 5% and 10% annual appreciation over the option term from the share price at the date of grant, using five percent and ten percent appreciation rates as required to be used in this table by the Securities and Exchange Commission, compounded annually. These rates are not intended to forecast possible future appreciation, if any, in the price of the Company’s shares.

The following table sets forth information regarding stock options exercised by the named executive officers of the Company during fiscal 2004 and the aggregate value as of January 23, 2005 of unexercised options held by these individuals.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			# of Securities Underlying	Value of Unexercised
	Shares		Unexercised Options at	In-the-Money Options
	Acquired		Fiscal Year End	at Fiscal Year End(1)
Name	On Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Gregory P. Josefowicz	90,000	$960,875	475,000/50,000	$5,922,313/$417,000
Michael G. Spinozzi	27,715	175,588	12,500/37,500	$112,725/$278,925
Edward W. Wilhelm	10,000	108,275	101,409/32,500	$1,035,859/$225,375
Vincent E. Altruda	60,000	803,250	120,000/50,000	$350,850/$253,500
Cedric J. Vanzura	—	—	—/50,000	$ —/$550,000

(1)	Calculated using the closing market price of the Common Stock of $25.57 on January 21, 2005, the last trading day in fiscal 2004, less the exercise price of the related options.

The following table sets forth information regarding long-term incentive plan awards made to the named executive officers of the Company during fiscal 2004.

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance
	Number of	Or Other
	Shares,	Period Until
	Units or	Maturation
Name	Other Rights(1)	Or Payout

Gregory P. Josefowicz	60,000	4-6 years
Michael G. Spinozzi	16,500	4-6 years
Edward W. Wilhelm	16,500	4-6 years
Vincent E. Altruda	16,500	4-6 years
Cedric J. Vanzura	16,500	4-6 years

(1)	The awards reported in this table are restricted share units granted under the Company’s 2004 Long-Term Incentive Plan. These units will vest only if earnings per share growth targets established by the Compensation Committee are achieved. Based upon the market price of the Company’s shares on the date of grant, the values of the awards were $1,339,800 for Mr. Josefowicz and $368,445 for each of the other named executive officers. If the performance targets are achieved, each restricted share unit will have a value equal to the then market value of a share of the Company’s stock, which may be paid in shares or cash, at the discretion of the Compensation Committee. If the performance targets are not achieved, the restricted share units will be cancelled and the awards forfeited.

Employment and Severance Agreements

The Company has entered into an employment agreement with Mr. Josefowicz, which provides for a minimum annual salary of $650,000 and a minimum annual bonus opportunity of $650,000 if plan objectives are met for the applicable year. The Company also has agreed to make payments to Mr. Josefowicz over a five-year period commencing in 2002 in an annual amount of approximately $160,000 in 2002 and $120,000 for the balance of the five-year period, subject to Mr. Josefowicz’s continued employment and his continued ownership of 90,000 shares of the Company’s Common Stock. The employment agreement provides that, in the event of the termination of Mr. Josefowicz’s employment by the Company other than for Cause or Disability (each as defined in the agreement) or at Mr. Josefowicz’s election for Good Reason (as defined in the agreement, which includes a Change in Control as Good Reason), Mr. Josefowicz would be entitled to a severance payment equal to two times the sum of (i) Mr. Josefowicz’s annual base salary in effect at the time of termination and (ii) the “on plan” bonus amount targeted for the fiscal year in which termination occurred. Such severance payment would be made in equal installments during the 24-month period following the month of termination. Mr. Josefowicz would be under no obligation to seek employment during the first 12 months following such termination and the severance payments would not be affected by any compensation Mr. Josefowicz receives during such period. Following such 12-month period, Mr. Josefowicz would have an obligation to use reasonable efforts to seek other employment and, to the extent that he earns cash compensation from such other employment, the Company’s obligation to make severance payments would be correspondingly reduced.

The Company has entered into certain severance and change in control agreements with the remaining named executive officers. These agreements, which are substantially similar, generally provide that, in the event of the officer’s termination of employment other than for Cause or Disability (as defined in the agreements) or at such officer’s election for Good Reason (as defined in the agreements), the officer would be entitled to severance benefits. These severance benefits include: (i) cash payment of the officer’s salary in effect through the month during which termination occurred, plus any other amount due to such officer under any bonus plan of the Company and (ii) monthly severance payments equal to (a) the officer’s monthly base salary at the time of termination, plus (b) 1/12th of the target bonus amount for such officer for the fiscal year in which termination occurred. Such monthly severance payments would commence in the month following termination and continue for 12 months, unless termination occurs within a two-year period following a Change in Control (as defined in the agreement) of the Company, in which case severance payments would continue for 24 months and be equal to (x) the officer’s monthly base salary at the time of termination or immediately prior to the Change in Control, whichever is greater, plus (y) 1/12th of the target bonus amount for such officer for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater. Under these agreements, the officer has an obligation to use reasonable efforts to seek other employment and, to the extent that he or she earns cash compensation from such other employment, the Company’s obligation to make severance payments would be correspondingly reduced.

The Company estimates that if the employment of all five named executive officers were terminated in 2005 following a Change in Control of the Company, the total severance payments to those persons under the agreements, as described above, would be approximately $7,502,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies Applicable to Executive Officers

The goal of the Compensation Committee (the “Committee”) is to ensure the establishment of executive compensation policies and practices that will enable the Company to attract, retain and motivate outstanding management who will drive superior operating performance.

The Committee has established an executive compensation philosophy that is designed to align each executive’s compensation with the Company’s objectives and the creation of value for shareholders. Consistent with this philosophy, the Committee has established a compensation program comprised of base salary and annual and long-term incentive opportunities. In combination, these components are intended to generate below-market compensation in the event of poor operating performance and above-market compensation in the event of superior performance. Performance-based compensation is greater in proportion to base salary at higher levels of responsibility.

The Committee relates total compensation levels for executive officers to compensation paid to executives at other companies. The companies chosen as the basis of comparison are other retailers that the Company believes provide an appropriate range against which it can benchmark its compensation practices.

Base Salary

Base salaries for officers are intended to be generally on par with than those of comparable sized retail companies. The “market” rate for salaries provided by comparable retailers is determined from information gathered from published surveys.

Annual Cash Incentives

Under the Company’s Annual Incentive Bonus Plan (the “Bonus Plan”), executive officers are eligible to receive cash awards based on the attainment of specific performance goals. The performance goals may be different from year to year, and may be expressed in either quantitative and/or qualitative terms.

Generally, target incentive bonus opportunities are expressed as a dollar amount based upon a percentage of each executive’s actual base salary. The Bonus Plan requires that the Committee establish a threshold level of performance, below which no bonus would be paid under the Plan, and other levels of performance at which specified percentages of the target bonus would be paid. The performance criteria are based upon the Company’s attainment of specified levels of net income and comparable store sales and/or the executive’s satisfaction of individual objectives. Each executive officer must take a minimum of 20% and a maximum of 100% of his or her actual bonus award in the form of restricted Common Stock.

Long Term Incentives

During 2004, the Company established, and the shareholders of the Company approved, the Borders Group, Inc. 2004 Long-Term Incentive Plan. The objectives of the Compensation Committee in approving the 2004 Long-Term Incentive Plan were as follows:

•	The replacement of then existing stock option and restricted stock plans on a going-forward basis without increasing the total number of shares currently available under the existing plans.

•	A significant reduction in the Company’s annual stock grants as a percentage of outstanding shares to an anticipated level of less than 1% at standard grant levels, and a continuing reduction in planned overhang levels consistent with a diminishing use of equity compensation.

•	A change to a greater use of restricted stock, reducing the Company’s reliance on stock options. Previously, the Company utilized stock options as its principal form of long-term compensation. This change allowed the Company to substantially reduce the number of shares granted during 2004, as well as the associated dilution.

•	A change to include more performance-based measures relating to the payment of long-term incentives. Specifically, in fiscal 2004, the Company granted stock options only to newly hired executives and in other unusual situations, and instead granted awards of restricted stock units to executives that vest over 4 to 6 years if specified earnings growth targets are achieved.

•	The continuation of many compensation and governance best practices, such as no stock option repricings, no discounted stock options, no reload stock options and meaningful vesting requirements.

The Committee believes that the objectives described above were satisfied with respect to long-term incentive awards made during 2004 under the Borders Group, Inc. 2004 Long-Term Incentive Plan.

Compensation of the Chief Executive Officer

The Committee believes that Mr. Josefowicz’s compensation arrangement is consistent with the policies described above. His salary of $710,000 for fiscal 2004, together with the deferred compensation payments made on his behalf, were intended to provide a “market” salary. The $298,733 bonus paid to Mr. Josefowicz for fiscal 2004 was based upon the Company’s net income and comparable store sales performance for fiscal 2004 relative to the net income and comparable store sales targets established by the Compensation Committee for such year. The combination of bonus opportunity and restricted share units granted to Mr. Josefowicz, as well as the payment made pursuant to the agreement relating to his continued ownership of 90,000 shares of the Company stock described under the caption “Employment and Severance Agreements” on page 9, provided the mix of incentive compensation and individual investment contemplated by the Committee’s policies.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy to $1 million, unless certain requirements are met. The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

Conclusion

As described above, the Company’s executive compensation program is intended to provide a mix of base compensation and incentives that will provide superior compensation levels only in the event of superior operating and share price performance. As such, it is intended that there be a direct alignment of the long-term interests between the executives and the shareholders of the Company.

Joel Cohen, Chairman
Edna Greene Medford
Beth Pritchard

AUDIT COMMITTEE REPORT

General

In accordance with its written charter as adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, internal controls and financial reporting practices of the Company. The Audit Committee is also responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of the Company’s independent registered public accounting firm.

The Audit Committee obtained from, and discussed with, Ernst & Young LLP, the Company’s independent registered public accounting firm, a formal report delineating all relationships between Ernst & Young LLP and the Company that may relate to the auditors’ independence under applicable independence rules. The Audit Committee also discussed and reviewed with Ernst & Young and Company management; audit plans, audit scope, identification of audit risks and the Company’s internal controls.

The Audit Committee has discussed and reviewed with the independent registered public accounting firm all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management of the Company has the primary responsibility for the Company’s financial statements and reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 23, 2005, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management each of the Company’s earnings releases, as well as its quarterly reports to the Securities and Exchange Commission.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 23, 2005 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes aggregate fees billed for professional services rendered by Ernst & Young during fiscal years 2004 and 2003:

	2004	2003

Audit Fees(1)	$1,005,271	$498,500
Audit Related Fees	104,337	77,248
Tax Fees(2)	498,205	410,226
All Other Fees	—	—

Total	$1,607,813	$985,974

(1)	The increase in Audit Fees for fiscal 2004 relates primarily to compliance with the Sarbanes-Oxley Act of 2002.

(2)	Tax fees for 2004 consisted of $372,678 for tax compliance and preparation and $125,527 for tax consulting and advisory services.

Audit Related Fees consist principally of audits of employee benefit plans and special audits for third parties, such as landlords with respect to percentage rent calculations. Tax Fees consist principally of expatriate tax return preparation, international tax preparation, tax consulting, tax planning and assistance with state and federal incentive and credit opportunities.

The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the principal auditor, and has concluded that such services are compatible with auditor independence.

The Audit Committee must pre-approve all audit and all non-audit services provided by the independent registered public accounting firm, subject, with respect to non-audit fees, to a de minimis exception. Under the de minimis exception, fees of up to $25,000 (subject to the aggregate limitation described below) may be authorized by management for services not contemplated at the time of the Audit Committee meeting immediately prior to the provision of such services, but these services must be brought to the attention of the Audit Committee and approved at its next regularly scheduled meeting. The de minimis exception is subject to an annual aggregate limit of five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year when services are provided. The Audit Committee pre-approved all non-audit fees for fiscal 2004 without utilization of the de minimis exception described above. Requests for approval of non-audit services are to be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Victor Lund, Chairman
Amy Lane
Lawrence Pollock

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from January 21, 2000 through January 21, 2005 with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”) and the S&P Midcap 400 Speciality Retail Index. Also shown is the return on a speciality retail index supplied by Worden Brothers, Inc., which was the index used for comparison purposes in the Company’s April 14, 2004 Proxy Statement. The change to the use of the S&P Midcap 400 Speciality Retail Index for comparison purposes is being made because the Company believes that it provides a better basis for evaluating the Company’s performance. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at January 21, 2000.

PROPOSAL 2

REAFFIRMATION OF THE PERFORMANCE GOALS AND MAXIMUM AMOUNT PAYABLE

UNDER THE COMPANY’S ANNUAL INCENTIVE BONUS PLAN

General Information

The Company’s Annual Incentive Bonus Plan (the “Annual Bonus Plan”) was established in February 1995. The shareholders of the Company are being asked to re-affirm the performance goals and the maximum amount payable under the Plan.

Section 162(m) under the Code generally limits the deductibility of compensation paid to the chief executive officer and the four (4) other highest paid officers to $1,000,000 per year. Performance-based compensation is not subject to this limitation on deductibility. Compensation qualifies as performance-based only if it is payable on account of performance and satisfies certain other requirements, one of which is that the plan under which the compensation is payable be approved by shareholders. The shareholders of the Company have previously approved the Plan. The Code also requires that the shareholders re-affirm the performance goals and the maximum amount payable under the Plan every five years, and approval of this proposal will constitute such reaffirmation.

If the shareholders do not re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan, the Compensation Committee will consider carefully the potential disallowance of deductions in awarding bonuses under the Plan. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

Description of Plan

The Annual Bonus Plan is administered by the Compensation Committee and is intended to serve as a qualified performance-based compensation program under Section 162(m) of the Code.

Approximately 175 officers and key employees of the Company and its subsidiaries designated by the Committee are eligible to participate in the Annual Bonus Plan. Except as otherwise provided in the Plan, the Annual Bonus Plan provides for the payment of annual incentive cash bonus awards to participants if, and only to the extent that, annual performance goals established by the Committee are met and only if the participant is employed by the Company on the date the bonus is paid (or the last day of the fiscal year if the Committee so determines).

The goals established by the Committee can be expressed in terms of the Company’s return on equity, assets, capital or investment; either pre-tax or after-tax profit levels of the Company and/or the Company’s subsidiaries; expense reduction levels; implementation of critical projects or processes; level of sales; and/or changes in the market price of the Company’s stock. The goals can include standards for minimum attainment, target attainment and maximum attainment. The goals established by the Committee can be (but need not be) different each year and different goals may be applicable to different participants.

A participant’s target incentive bonus for each fiscal year is generally expressed as a dollar amount based upon the participant’s salary. The actual amount of bonus payable under the Annual Bonus Plan is generally expressed as a percentage of the participant’s target bonus, which percentage will vary depending upon the extent to which the performance goals have been attained. However, the annual bonus of the Company’s Chief Executive Officer and President under the Annual Bonus Plan may not exceed three times the salary midpoint for that salary grade at the beginning of such year, as determined by the Committee prior to the beginning of such year based on competitive data, including a survey of comparable companies. In addition, the annual bonus for each of the four (4) other highest paid officers under the Annual Bonus Plan may not exceed two times the salary midpoint for such officer’s salary grade at the beginning of such year. The amount of the bonus paid to any participant under the Annual Bonus Plan for any fiscal year may not exceed $900,000. Generally, before any awards for a particular year can be paid to the Chief Executive Officer and the four (4) other highest paid officers of the Company, the Committee must certify the extent to which performance goals were satisfied.

All officers are required to receive 20% of their annual incentive bonus (less certain payroll deductions) in restricted shares. At the election of each officer, he or she may elect to receive up to 100% of his or her annual incentive bonus (less certain payroll deductions) in restricted stock. Restricted shares are purchased at a discount from their market value and are restricted for a specified number of years, with the amount of the discount being greater for longer restricted periods. If the officer ceases to be an employee during the restricted period, he or she generally will receive unrestricted shares or cash equal in value to the lesser of cost or market value of the restricted shares. However, in the event of termination by the Company without cause, an officer will receive unrestricted shares or cash equal in value to (i) the market value of a percentage of restricted shares, such percentage being based upon the number of months of employment during the restricted period, and (ii) with respect to the balance of the shares, the lesser of cost or market value of such shares.

No shares of any Common Stock are issued under the Annual Bonus Plan. To the extent that annual incentive bonuses are paid in Restricted Shares, such Restricted Shares are issued under, and are subject to the terms and conditions of, the Company’s 2004 Long-Term Incentive Plan or, with respect to Restricted Shares purchased prior to the adoption of the Company’s 2004 Long-Term Incentive Plan, a predecessor plan.

Awards under the Plan are made in dollars, rather than units, and the following table sets forth the amounts paid under the Plan for fiscal 2004 to the designated individuals and groups:

Name and Principal Position	Dollar Value ($)

Gregory P. Josefowicz, Chairman,	298,733
President and Chief Executive Officer
Michael G. Spinozzi, Executive Vice	75,168
President, Chief Marketing Officer
Edward W. Wilhelm, Senior Vice	80,910
President, Chief Financial Officer
Vincent E. Altruda, President, Borders	133,897
Stores Worldwide
Cedric J. Vanzura, President,	40,455
Waldenbooks Specialty Retail and
Information Technology
Executive Officer Group	751,833
Non-Executive Director Group	—
Non-Executive Officer Employee
Group	1,991,534

The Board may, from time to time, amend, suspend or discontinue the Annual Bonus Plan except that no amendment which requires shareholder approval in order for the Annual Bonus Plan to continue to comply with Code Section 162(m) will be effective unless it receives the requisite shareholder approval. In addition, the Committee can make such amendments as it deems necessary to comply with other applicable laws, rules and regulations.

The foregoing is a summary of the terms of the Annual Bonus Plan and does not purport to be complete. Reference is made to the Annual Bonus Plan, a copy of which is attached hereto as Appendix A, for a complete statement of the terms of the Plan.

The Board of Directors recommends that shareholders vote “FOR” the re-affirmation of the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to perform the integrated audit of the financial statements of the Company for the 2005 fiscal year. Additional information regarding the Audit Committee and the independent auditors, including the fees paid by the Company to Ernst & Young LLP in fiscal 2004, is provided in the “Report of the Audit Committee” in this Proxy Statement.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Company is asking its shareholders to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company or its shareholders.

The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the March 22, 2005 Record Date, the Common Stock was held of record by 3,142 shareholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each shareholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the executive officers named in the Summary Compensation table above, and by all directors and executive officers as a group, as of the Record Date. Except as otherwise indicated (i) all persons below have sole voting power and sole dispositive power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) the amounts shown reflect beneficial ownership of shares of Common Stock, rather than the right to acquire such shares.

	Number of
	Shares of
	Common		Percent of Common
Name and Address	Stock(1)		Stock Outstanding

Dreman Value Management, L.L.C.	7,436,105	(2)(14)	10.19%
520 East Cooper Avenue Suite 230-4 Aspen, CO 81611
Deutsche Bank AG	5,135,500	(14)	7.04%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany
AXA Financial, Inc.	4,927,275	(3)(14)	6.75%
1290 Avenue of the Americas New York, New York 10104
Gregory P. Josefowicz	588,676	(4)	*
Edward W. Wilhelm	141,255	(5)	*
Vincent E. Altruda	131,152	(6)	*
Lawrence I. Pollock	69,474	(7)	*
Michael G. Spinozzi	20,409	(8)	*
Victor L. Lund	17,919	(9)	*
Amy B. Lane	17,884		*
Edna Greene Medford	16,421	(10)	*
Joel J. Cohen	15,837	(11)	*
Beth M. Pritchard	14,588	(12)	*
Cedric J. Vanzura	2,179		*
Directors and Executive Officers as a Group	1,148,556	(13)	1.58%

*	Represents less than one percent.

(1)	All figures represent shares of or the right to acquire Common Stock.

(2)	Dreman Value Management L.L.C. has sole dispositive power and shared voting power with respect to all of the shares.

(3)	AXA Financial, Inc. has sole dispositive power with respect to 4,925,575 shares, sole voting power with respect to 3,602,421 shares, shared dispositive power with respect to 1,700 shares and shared voting power with respect to 24,700 shares.

(4)	Includes 475,000 options that are exercisable within 60 days.

(5)	Includes 106,409 options that are exercisable within 60 days, 5,600 shares held in an IRA account, 4,420 shares held in custodial accounts for Mr. Wilhelm’s children and 1,652 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(6)	Includes 120,000 options that are exercisable within 60 days and 5,710 shares held under the Borders Group, Inc. 401(k) Savings Plan.

(7)	Includes 35,000 options that are exercisable within 60 days.

(8)	Includes 17,500 options that are exercisable within 60 days.

(9)	Includes 5,000 options that are exercisable within 60 days.

(10)	Includes 5,000 options that are exercisable within 60 days.

(11)	Includes 5,000 options that are exercisable within 60 days.

(12)	Includes 5,000 options that are exercisable within 60 days.

(13)	Includes 859,659 options that are exercisable within 60 days.

(14)	The information set forth in this table is based upon the reports filed with the Securities and Exchange Commission as of the date of the printing of this Proxy Statement.

PROPOSALS OF SHAREHOLDERS

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company no later than December 19, 2005 in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

Section 8 of Article II of the Company’s bylaws provides that, for nominations or other business to be properly brought before any annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must comply with the other requirements of the bylaws. For shareholder proposals to be presented at the 2006 Annual Meeting of Shareholders (other than shareholder proposals set forth in the Company’s proxy statement), a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on February 20, 2006 nor earlier than the close of business on January 19, 2006. If the Company does not receive notice of a shareholder proposal within this time frame, the Company’s management will use its discretionary authority to vote the shares that it represents in accordance with the recommendation of the Board of Directors.

The dates set forth above will change if the date of the Company’s 2006 Annual Meeting is changed by more than thirty (30) days from the date of this year’s meeting, in which event the new dates will be set forth in one of the Company’s Form 10-Q Quarterly Reports.

COPIES OF THE COMPANY’S 2004 ANNUAL REPORT TO SHAREHOLDERS AND ITS ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED JANUARY 23, 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ANNE ROMAN, INVESTOR RELATIONS, BORDERS GROUP, INC., 100 PHOENIX DRIVE, ANN ARBOR, MICHIGAN 48108-2202.

APPENDIX A

BORDERS GROUP, INC.

ANNUAL INCENTIVE BONUS PLAN
RESTATED AS OF MARCH 17, 2005

1. Purposes.

The purposes of Borders Group, Inc. Annual Incentive Bonus Plan (the “Plan”) are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards, to align executive and shareholder long-term interests by creating a direct link between executive compensation and shareholder return, and to enable certain executives, through share purchase features of the 2004 Long-Term Incentive Plan, to develop and maintain a substantial stock ownership position in the Company’s Shares. An additional purpose of the Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended, in order to preserve the Company’s tax deduction for compensation paid under the Plan to Covered Employees.

2. Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Bonus” shall mean any annual incentive bonus award granted pursuant to the Plan; the payment of any such award shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

(c)	“Change in Control” shall mean the occurrence of an event described in Section 6(e) hereof.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” shall mean the Compensation Committee of the Board.

(f)	“Company” shall mean Borders Group, Inc., a corporation organized under the laws of the State of Michigan, or any successor corporation.

(g)	“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)	“2004 Long-Term Incentive Plan” (or “LTIP”) shall mean Borders Group, Inc. 2004 Long-Term Incentive Plan, approved by the shareholders of Borders Group, Inc. on May 20, 2004, as amended from time to time, or any successor or predecessor plan.

(j)	“LTIP Participant” shall mean a participant in the LTIP who has been granted stock purchase rights for the relevant Plan Year of the Plan; provided, however, that only officers shall be required to use a portion of their bonus to purchase shares under the LTIP.

(k)	“Participant” shall mean an officer or other employee of the Company or one of its Subsidiaries who is eligible to participate herein pursuant to Section 3 of the Plan and for whom a target Bonus is established with respect to the relevant Plan Year.

(l)	“Performance Goal(s)” shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant’s receipt of payment with respect to a Bonus, as described in Section 5 hereof.

(m)	“Plan” shall mean Borders Group, Inc. Annual Incentive Bonus Plan, as amended from time to time.

(n)	“Plan Year” shall mean the Company’s fiscal year.

(o)	“Restricted Shares” shall mean the Shares in which a Bonus is partially or wholly payable pursuant to Section 6(d) hereof; such Restricted Shares are issuable pursuant to the 2004 Long-Term Incentive Plan.

(p)	“Shares” shall mean common shares of the Company.

(q)	“Subsidiary” shall mean any subsidiary of the Company which is designated by the Board or the Committee to have any one or more of its employees participate in the Plan.

3. Eligibility.

All Company officers and such key employees of the Company and its Subsidiaries as are designated by the Committee shall participate in the Plan. In determining the persons to whom Bonuses shall be granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

4. No Shares Subject to the Plan.

No Shares of the Company shall be reserved for, or issued under, the Plan. To the extent that annual bonuses are paid in Restricted Shares, such Restricted Shares shall be issued under, and subject to the terms and conditions of, the 2004 Long-Term Incentive Plan.

5. Performance Goals.

Performance Goals may be expressed in terms of (i) the Company’s return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or the Subsidiaries or any combination thereof, (iii) expense reduction levels, (iv) implementation of critical projects or processes, (v) level of sales and/or (vi) changes in market price of the Shares. To the extent applicable, any such Performance Goal shall be determined in accordance with generally accepted accounting principles and reported upon by the Company’s independent accountants. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different each Plan Year and different goals may be applicable to different Participants.

6. Bonuses.

(a)	In General. For each Plan Year, the Committee shall specify the Performance Goals applicable to such Plan Year and the amount of the target Bonus for each Participant with respect to such Plan Year. A Participant’s target Bonus for each Plan Year shall be expressed as either a dollar amount or as a percentage of the salary midpoint for the Participant’s salary grade. Unless otherwise provided by the Committee in its discretion in connection with terminations of employment, or except as set forth in Section 6(e) hereof, payment of a Bonus for a particular Plan Year shall be made only if all of the following conditions are satisfied: (i) the Performance Goals with respect to such Plan Year are attained, (ii) the Participant has satisfied any individual performance goals established for such Participant by his or her supervisor (or by the Committee in accordance with Section 162(m) of the Code in the case of any participant who is a Covered Employee), and (iii) the Participant is employed by the Company or one of its Subsidiaries on the date of payment of the Bonus (or, alternatively, on the last day of the Plan Year, if the Committee shall have substituted such alternative requirement for all Participants at the time it established the Performance Goals for such Plan Year). The actual amount of a Bonus payable under the Plan shall be determined as a percentage of the Participant’s target Bonus, which percentage shall vary depending upon the extent to which the Performance Goals have been attained and may be lesser than, greater than, or equal to 100%. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Covered Employee. Notwithstanding any other provision of the Plan, the actual Bonus paid to any Participant in the Plan for any plan year shall not exceed $900,000.

(b)	Special Limitation on Certain Bonuses. Notwithstanding anything to the contrary contained in this Section 6, the actual Bonus paid to the Company’s Chief Executive Officer under the Plan for any Plan Year may not exceed three times the salary midpoint for the salary grade of the Chief Executive Officer, as determined by the Committee prior to the beginning of such Plan Year based on competitive data, including a survey of comparable companies; and the Bonus for each other Covered Employee under the Plan may not exceed two times the salary midpoint (as of the beginning of such Plan Year) for such Covered Employee’s salary grade, as so determined by the Committee prior to the beginning of such Plan Year.

(c)	Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Section 6 shall be made within a reasonable period after the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with terminations of employment and except as provided in Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

(d)	Form of Payment. Payment of each Participant’s Bonus for any Plan Year (other than an LTIP Participant’s Bonus) shall be made in cash. Except as provided in Section 6(e) hereof, payment of at least 20 percent of each LTIP Participant’s Bonus for any Plan Year (less applicable payroll deductions, which shall not include Federal income tax withholding) shall be made in Restricted Shares pursuant to, and subject to the terms and conditions of, the 2004 Long-Term Incentive Plan. At the election of each LTIP Participant (made in accordance with the terms and conditions of the 2004 Long-Term Incentive Plan), up to 100 percent of the LTIP Participant’s Bonus for any Plan Year (less applicable payroll deductions, which shall not include Federal income tax withholding) shall be paid in Restricted Shares pursuant to, and subject to the terms and conditions of, the 2004 Long-Term Incentive Plan. The amount of the Bonus being paid in Restricted Shares shall, subject to the final sentence of this paragraph, be calculated as follows: (i) multiply the gross Bonus by the aggregate percentage of the Bonus being paid in Restricted Shares, and (ii) subtract applicable payroll deductions from the result. The number of Restricted Shares to be paid shall be calculated in accordance with the 2004 Long-Term Incentive Plan. Payment of the balance of the LTIP Participant’s Bonus for any Plan Year shall be made in cash. Payments of portions of any Bonuses made in Restricted Shares pursuant to the 2004 Long-Term Incentive Plan may be referred to therein as “purchases” of such Shares. Notwithstanding the foregoing, all of the portion, if any, of the Bonus of each LTIP Participant above his or her “stretch” Bonus, shall be paid in Restricted Shares.

(e)	Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a “Change in Control” of the Company (as defined in this Section 6(e)) shall occur following a Plan Year as to which the Committee has determined the actual Bonuses to be paid (but such Bonuses have not yet been paid), such Bonuses shall be paid immediately in cash, (ii) if a Change in Control shall occur following a Plan Year as to which the Committee has not yet determined the actual Bonuses to be paid, such Bonuses shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which target Bonuses have been established (but the actual Bonuses to be paid have not yet been determined), such Plan Year shall be deemed to have been completed, the target levels of performance set forth under the respective Performance Goals shall be deemed to have been attained, and a pro rata portion of the Bonus so determined for each Participant for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to each Participant for whom a target Bonus for such Plan Year was established. Notwithstanding any other provision of the Plan to the contrary, in no event shall the initial public offering of the Shares be treated as a Change in Control of the Company for purposes of this Plan.

For purposes of this Section 6, a Change in Control of the Company shall occur upon the first to occur of the following:

(i) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the Company is acquired by any “person,” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company), or

(ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

(iii) during any period of three consecutive years individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved).

7. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles; except as otherwise provided in Section 6(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee shall consist of two or more persons each of whom is an “outside director” within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

8. General Provisions.

(a)	Compliance with Legal Requirements. The Plan and the granting of Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)	No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(c)	Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

(d)	Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Bonus theretofore granted under the Plan.

(e)	Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment for Participants.

(f)	Unfunded Status of Bonuses. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(g)	Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Michigan without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(h)	Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Bonuses made prior to the shareholder approval mentioned herein) shall be subject to the requisite approval of the shareholders of the Company. In the absence of such approval, such Bonuses shall be null and void.

(i)	Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

(j)	Term. The Plan shall remain in effect until terminated by the Board.

DETACH HERE

PROXY	PROXY

BORDERS GROUP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE MAY 19, 2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Gregory P. Josefowicz and Thomas D. Carney, or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned and to vote all shares of common stock of Borders Group, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Borders Group, Inc. to be held on May 19, 2005, or any adjournment thereof, upon all matters that may properly come before the meeting.

Your vote with respect to the following matters may be indicated on the reverse side:

1.	The election of seven directors. The Company’s nominees are: (01) Joel J. Cohen, (02) Gregory P. Josefowicz, (03) Amy B. Lane, (04) Victor L. Lund, (05) Dr. Edna Greene Medford, (06) Lawrence I. Pollock and (07) Beth M. Pritchard.

2.	A proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan.

3.	A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

Please date and sign on the reverse side and return promptly in the enclosed envelope.

SEE REVERSE SIDE

BORDERS GROUP, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	ë	5941

     This proxy when properly executed will be voted in the manner directed below. If no direction is made, this proxy will be voted FOR the election of the Company’s nominees to serve as Directors, FOR the proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal 2005. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the Proxies.

								FOR	AGAINST	ABSTAIN
1.	Election of Directors. (See reverse side)					2.	Proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan.	☐	☐	☐

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.		Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.	☐	☐	☐

	☐
		For all nominees, except for those nominees written on the line above
							The Board of Directors recommends a vote FOR the election of the Company’s nominees to serve as Directors, FOR the proposal to re-affirm the performance goals and maximum amounts payable under the Company’s Annual Incentive Bonus Plan and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2005.

							The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournments thereof.

							(Please sign exactly as name appears hereon. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)

Signature:___________________________ Date:_____________ Signature:___________________________ Date:_____________